Exhibit 99

January 23, 2009

Contact:	Suzy P. Hollinger	(808) 543-7385 Telephone
	Manager, Treasury and Investor Relations	(808) 203-1155 Facsimile
E-mail: shollinger@hei.com

HEI ANNOUNCES NEW CHIEF FINANCIAL OFFICER

HONOLULU — Hawaiian Electric Industries, Inc. (NYSE - HE) today announced that James A. Ajello has been named HEI Senior Financial Vice President, Treasurer and Chief Financial Officer, effective January 26, 2009. Mr. Ajello will report to HEI President and Chief Executive Officer, Constance H. Lau.

Ajello comes to HEI after eight years at Reliant Energy in Houston, Texas, where he was most recently Senior Vice President-Business Development, leading Reliant’s effort to expand and grow competitive electricity markets across the United States. Ajello joined Reliant following deregulation of Texas’s electric markets, and as President of Reliant Energy Solutions LLC and Senior Vice President and General Manager of Commercial & Industrial Marketing, led the development and operations of a new line of business that provides integrated energy solutions to commercial and industrial customers in seven states.

Jim’s experience prior to Reliant Energy includes 14 years with UBS in various positions. As Senior Banker/Managing Director of the Business Development/Corporate Finance Group of UBS Securities, Inc. and Managing Director of the Energy & Natural Resources Group of UBS Warburg/UBS Securities LLC, his responsibilities included corporate finance, advisory products, equity and debt issuance, and underwriting products for selected energy, natural resource and other corporate clients. He also served as managing director and head of UBS Chicago and its

Hawaiian Electric Industries, Inc. News Release

January 23, 2009

corporate banking unit, as well as head of UBS’s North American project finance team, responsible for advising clients on, and arranging capital for, large infrastructure projects, including power plants and other capital-intensive assets.

Ajello holds a bachelor’s degree from the State University of New York and a master’s degree in public administration from Syracuse University. He is also a graduate of the Advanced Management Program of the European Institute of Business Administration (INSEAD) in Fontainebleau, France.

“We are pleased to be able to add someone with Jim’s experience both in banking and in energy finance and customer solutions to our executive team,” said Lau. “Not only does Jim bring corporate banking, corporate finance and capital markets expertise, but also a strong entrepreneurial and leadership background in all sectors of the energy field, including energy efficiency solutions and green energy for customers. His background is especially valuable given our utility’s focus on helping Hawaii achieve a clean energy future.”

Ajello takes over from Curtis Y. Harada, who has been serving since February 2008 as HEI Acting Financial Vice President, Treasurer and Chief Financial Officer, along with his ongoing duties as HEI Controller.

HEI supplies power to over 400,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Ltd. and provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, F.S.B., one of Hawaii’s largest financial institutions.

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